Allow Everything. Trust Nothing. April 2020 t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated April 20 , 2020 Relating to Preliminary Prospectus dated April 17 , 2020 Registration No. 333 - 237629 NASDAQ/ TASE: SFET www.safe - t.com

Free Writing Prospectus Statement This presentation highlights basic information about us and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement (including a prospectus, which currently is in preliminary form) with the SEC for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . The Preliminary Prospectus, dated April 17 , 2020 , is available on the SEC web site at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact A . G . P . /Alliance Global Partners, 590 Madison Avenue, 36 th Floor, New York, NY 10022 or via telephone at 212 - 624 - 2060 or email : prospectus@allianceg . com . 2 t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Forward - Looking Statements This presentation of Safe - T® Group Ltd . (the “ Company ” ) contains “ forward - looking statements ” within the meaning of the Private Securities Litigation Reform Act and other securities laws . Words such as “ expects, ” “ anticipates, ” “ intends, ” “ plans, ” “ believes, ” “ seeks, ” “ estimates ” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company is using forward - looking statements when it discuss the potential of its products, its strategy, market potential for its products and future growth . The presentation also contains preliminary estimates with respect to certain of the Company ’ s first quarter results based on currently available information . The Company is providing ranges, rather than specific amounts, for these preliminary estimates primarily because the financial close process and review are not yet complete and, as a result, the Company ’ s final results upon completion of its closing process and review may vary from the preliminary estimates . Forward - looking statements are not historical facts, and are based upon management ’ s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there can be no assurance that management ’ s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company ’ s reports filed from time to time with the Securities and Exchange Commission ( “ SEC ” ), including, but not limited to, the risks detailed in the Company ’ s annual report on Form 20 - F filed with the Securities and Exchange Commission ( “ SEC ” ) on March 31 , 2020 , and in any subsequent filings with the SEC . Forward - looking stat ements speak only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements . 3 t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Offering Summary 4 Issuer Safe - T Group Ltd Exchange / Ticker NASDAQ / TASE: SFET Offering Size Approximately $ 10,000,000 Over Allotment 15% Offering Details Units consisting of one ADS and one warrant to purchase one ADS (or alternatively, a pre - funded Unit consisting of a pre - funded warrant to purchase one ADS and an additional warrant to purchase one ADS). Use of Proceeds We intend to use the net proceeds from this offering for working capital, general corporate purposes and pursuing strategic opportunities, including, but not limited to, business combination transactions . Sole Book - Runner A.G.P / Alliance Global Partners t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Safe - T – Masters of Access We empower organizations to easily and dynamically allow the access of users to private apps, services and networks with maximum business continuity and minimal risk 5 Allow Everything. Trust Nothing.

safe-t
Masters of Access

Safe-T Leadership



Chen Katz
Chairman of the Board
TechnoPlus Ventures (TASE: TNPV)
Nanomedic Technologies
Compulab
Aminach



Amir Mizhar
Co-Founder, President and Chief Software Architect, Director
eTouchware
M-Technologies



Shachar Daniel
Co-Founder and CEO, Director
PrimeSense / Apple (NASDAQ: AAPL)
Logic
Elbit (TLV: ESLT)



Eitan Bremler
Co-Founder, VP Products & Technology
Radware (NASDAQ: RDWR)
Radvision / Avaya (NYSE: AV)
Israeli Intelligence Corps



Avi Rubinstein
Chief Business Officer
ECTEL
CyberX
StorWiz
VideoCodes
Nice



Itay Nahum
VP, Customer Success
IBM



Shai Avnit
Chief Financial Officer
BriefCam
BioProtect
Card Guard Scientific / LifeWatch (SIX: LIFE)



Barak Avitbul
CEO, NetNut Ltd.
DiViNetworks



Hagit Gal, Adv.
Corporate Legal Counsel
Emblaze



Karin Tamir
Director of Marketing
Sensible Medical
Medispec
Radvision

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

6

US Advisory Committee 7 Gary Eppinger Global Chief Information Security Officer (CISO) and Privacy Officer Carnival Corporation & plc Yabing Wang Chief Security Architect and Vice President of Global Security Alight Solutions (Aon - Hewitt) Floyd Fernandes Chief Information Security Officer for a global multi - media company Mike Pflieger Chief Information Security Officer and Vice President of Enterprise Information Management for CDW, provider of technology solution Martin Bally Chief Security Officer and Vice President for Diebold Nixdorf, responsible for enterprise information and product security Richard Greenberg OWSAP Global BoD, ISSA Fellow, Former CISO Los Angeles County Department of Health Services Dr. Sunil Lingayat Chief of Cybersecurity Strategy and Technology T - Mobile t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Holding Structure 8 GROUP 100% 100 % Secured Application Access (SDP) Secured File Access Secured Internet Access Safe - T Data A.R Ltd. NetNut Ltd. Safe - T USA Inc. 100 % t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Safe-T ID

Publicly traded cyber security and secure internet access company (NASDAQ, TASE: SFET) with patented technology; Founded in 2013

$10 Billion total addressable market

Professional and skilled Employees (leading global cyber companies & intelligence army units)

Hundreds of enterprise customers globally, including a scalable cloud solution in 5 continents

Strategic Acquisitions: NetNut Ltd., residential IP Proxy company, and CyKick Labs' UBA technology

Global technology and channel partner network and nearly 100partnership platform with ISPs

OEM partnerships in USA (K2, SecureAuth)

Research coverage by leading industry analysts (Gartner, Frost & Sullivan)

https://www.marketsandmarkets.com/Market-Reports/software-defined-perimeter-market-141863014.html

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

9

Selected Customers 10 Trademarks are the property of their respective owners.

Safe - T Secure Application Access Safe - T ’ s Software - Defined Perimeter Solution Safe - T Secure Application Access introduces an evolution in the way organizations grant secure external access to their services. It offers true secure and transparent access for all entities to internal applications and data. Clients requesting access must go through authentication and authorization stages before they can access the resource. 11 t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Safe - T Secure Application Access 12 © Safe - T Group Ltd. Copyright 2019 - 2020 . All Rights Reserved. | Pat. https://www.safe - t.com/the - safe - t/ | Other trademarks are the property of their respective owners safe-t
Masters of Access

Secure Applications Access

Deploying SDP is a Journey

- Access **before** trust is established
- Users are **on** the network
- **Potential** lateral movement
- **VPN Client-based** solution
- Designed for **on-premises services**

- Access **after** trust is established
- Users are off the network
- No lateral movement
- **VPN Client-based** solution
- Designed for **on-premises services**

- Access **after** trust is established
- Users are **off** the network
- **No** lateral movement
- **Client-less** solution
- Designed for **cloud & on-premises services**



Access based on legacy tech – e.g. VPN
SDP the VPN ZoneZero™
Replace legacy access tech, with an SDP solution
Our customers are here
Safe-T is the only vendor providing a step along the journey
They want to be here

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

13

safe-t
Masters of Access

Secure Application Access

Global Software-Defined Perimeter (SDP) Market*



Expected to grow at a CAGR of 36.7%
$1.2B
In 2016
$10B
By 2023

According to Gartner, "By 2023, **60%** of enterprises will phase out most of their remote access virtual private networks (VPNs) in favor of ZTNA."**

safe-t *was named a Representative Vendor in Gartner SDP reports.*

> "***Symantec*** *buys Israeli cybersecurity co* ***Luminate*** *for $200m*"
>
> Globes, February 2019

Symantec. luminate

> "***Proofpoint*** *is paying $120 million for* ***Meta Networks****, in which $10 million has been invested since it was founded two and a half years ago.*"
>
> Globes, May 2019

proofpoint. Meta Networks

* https://www.marketwatch.com/press-release/software-defined-perimeter-sdp-market-2019-global-analysis-opportunities-and-forecast-to-2024-2019-03-11

** Gartner, Market Guide for Zero Trust Network Access, Steve Riley et al., 29 April 2019

Gartner Disclaimer: *Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.*

Trademarks are the property of their respective owners

14

The Corona Virus Effect 15 $ 200 M REENT ACQUISITION IN THE FIELD And many many more … t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

safe-t
Masters of Access

Secure Application Access - Main Advantages

Any setup: on-premise, on cloud or hybrid

Flexible - Client, Clientless & IoT versions/ with your VPN, instead of your VPN or next to your VPN

Full network segmentation using Reverse Access patented technology

Detects the presence of bots or authenticated malicious insiders using Telepath Behavioral Analytics thus preventing attacks before they happen

Scalable – fits any type & numbers of users, grows with the growing data demands

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

16

Safe - T Secure File Access Current File Access and Storage Solutions are Inadequate Requires deploying clients – operational overhead Uses technologies like SMB, which are vulnerable for Ransomware attacks No access control on user actions No auditing of user actions https://www.bleepingcomputer.com/news/security/one-year-after-wannacry-eternalblue-exploit-is-bigger-than-ever/ 17 Other trademarks are the property of their respective owners. | t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Safe - T Secure File Access Safe - T Secure File Access solution transforms standard network drives to a secure, encrypted and access - controlled drive Sensitive information is exposed on a “ need to know basis ” and permissions Users are granted specific permissions to upload, download, copy, open, delete, view, etc. Secure access to sensitive information is gained over the standard and secured protocols All user actions are controlled and audited Fully integrated with Safe - T Secure Application Access solution 18 t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Secure File Access Main Advantages 19 Full segregation of duties – Isolate IT from business users Seamless Integration – Hassle - free unification with current file storage solutions Control over sensitive information - Keep your data in the right hands Simple and easy deployment – No client installation Enhanced risk reduction – Prevent data theft and leakage Minimized overall network attack footprint - By removing the insecure SMB protocol t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

safe-t
Masters of Access

Secure Internet Access

NetNut Global Proxy Network

NetNut provides cyber and web intelligence companies with a proxy service that allows them to collect data anonymously and infinitely from any public online sources.

The service is based on NetNut's unique optimized proxy and traffic redirection technology deployed on the backbone of ISPs and internet exchange points worldwide.


Request 3
Request 1
Request 2
DNS Query
DNS Reply
DNS SERVER
NETNUT - SP
NETNUT - SP
NETNUT - SP
NETNUT - SP
IP1
IP2
IP3

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

20

safe-t
Masters of Access

NetNut Customer Use Cases

Ad verification

Our ad network customers view their advertisers' landing pages to ensure they don't contain malware or improper ads. This verification is crucial for fraud detection.

Brand protection

Well known brands monitor the web for proper use of their brand to protect their Intellectual Property, trademarks and pricing strategy.

Travel

Travel companies collect pricing information of their competitors from different GEO location. Our network allows them to adapt their pricing accordingly and gain competitive advantage.

Business intelligence

Leading E-commerce websites collect product related features and pricing from the web using our network to get the data in a reliable way without being misled.

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

21

Secure Internet Access 22 0 50 100 150 200 250 300 2018 2019 2020 2021 2022 2023 2024 2025 Year Revenue ($ Million) No IPs Distribution Wide IPs Distribution Stable and Fast Unstable and Slow Luminati GeoSurf OxyLabs NetNut StormProxies Market & Competitors EMK acquires Luminati – the world ’ s largest IP proxy network, which brings transparency to the internet Frost & Sullivan, Global IP Proxy Network Market, July 2019 $ 200 M RECENT ACQUISITION IN THE FIELD Solution Comparison Map Other trademarks are the property of their respective owners. | t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Secure Internet Access 23 NetNut Global Proxy Network Main Advantages All traffic is routed exclusively through the NetNut network; no third - party computers are utilized Security Quality Speed Guarantees the quality of its service, by controlling all their servers located on major internet routes or at ISPs around the world Provides unique architecture of residential IP ’ s t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Capitalization Table (as of April  , 2020 ) 24 (*) Does not include additional potential equity paid as earnout fee for the NetNut acquisition. (**) Mostly at exercise prices ranging between $0.0825 to $0.20 per share ($3.30 and $8.00 per ADS, respectively). (***) Outstanding convertible debenture is approx. $0.54 million plus accrued interest. Does not include future potential dilution res ulting from triggering adjustment mechanism for the conversion of debentures . # of Shares % of Fully Diluted Ordinary Shares Outstanding - Directors & Officers 843,238 0.33% Ordinary Shares Outstanding – Public (*) 127,719,754 49.24% Warrants (**) 112,475,474 43.36% Debentures (***) 16,399,920 6.32% Stock Options Pool 1,932,348 0.75% Fully Diluted Shares 259,370,734 100.00% t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

Leveraging the fast growth IP proxy by adding hundreds of customers Growth Strategy - Short - Term 25 Research & Development Enhancing networking capabilities Adding features: City selection, carrier - based selection, Dynamic IPs etc. China Penetrating the Chinese market Building Chinese website Establish local partners, local affiliates Setting a dedicated sales team Sales & Marketing Expanding existing marketing channels : SDRs, Affiliation, SEO, SEM, Social media, content creation, etc Partnerships with small competitors (less than $1M revenues annually) Increase brand awareness t/ - safe - the com/ t. - safe www. https:// Pat. All Rights Reserved. | . 2020 - 2019 Copyright T Group Ltd. - © Safe

safe-t
Masters of Access

Growth Strategy- Long-Term

Leveraging SDP potential

Sales & Marketing

- Enhance Leads Generation (USA focus): events, SDRs cold calls & email campaigns, digital & social, Evangelism by our Advisory Board executives
- Partnerships – leverage our success story with K2 & SecureAuth to additional OEMs, expand our distribution network
- Increase brand awareness

Research & Development

- Moving to the cloud (SAAS revenues)
- Leverage customers slow adoption by disruptive approach "SDPing the VPN"
- Winning features & hybrid approach

Intellectual Property

- Expansion of patents portfolio
- Exploitation of IP rights

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

26

Setting the Course for a Rapid Growth

During the past 12 months, Safe-T® has made impressive progress by adopting a new business strategy:

- Acquired NetNut Ltd., a fast-growing cash flow balanced company with efficient operation
- Reduced variable overhead costs dramatically
- Focused on growing our innovative SDP product line, rather than legacy SDE products
- Adopted focused revenue growth strategy, with short-term growth mainly stemming from IP Proxy activities and long-term growth (2020 and on) stemming from the SDP product line along with IP Proxy activities

Already bearing fruits from the new strategy:

- 2019 revenues increased by 124% compared to 2018, to approximately $3.3 million, while 2020 first quarter revenues are expected to range between $1.05-$1.15 million, 146%-169% rise compared to the first quarter of 2019
- COVID-19 effects – "work-from-home" policies emphasized the need for secure remote access
  - 6 new and fast implementations
  - 4 new partners within 2 months
- Currently exploring business opportunities in the fast-growing SDP market
- Evaluating potential patent infringements of Safe-T's patents by market leaders

The above information reflects preliminary estimates with respect to certain of the Company's first quarter results based on currently available information. The Company is providing ranges, rather than specific amounts, for these preliminary estimates primarily because the financial close process and review are not yet complete and, as a result, the Company's final results upon completion of its closing process and review may vary from the preliminary estimates.

© Safe-T Group Ltd. Copyright 2019-2020. All Rights Reserved. | Pat. https://www.safe-t.com/the-safe-t/

27

Thank You